                                                                      EXHIBIT 11
                                                                     Page 1 of 2


                   NEWMONT MINING CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
                        (In thousands, except per share)


PRIMARY EARNINGS PER SHARE CALCULATIONS

                                           Three Months Ended        Nine Months Ended
                                              September 30,             September 30,
                                           1997         1996         1997         1996
                                         --------     --------     --------     --------
INCOME DATA:

  Net income applicable
    to common shares                     $ 43,142     $ 37,617     $ 29,747     $ 77,052
                                         ========     ========     ========     ========


COMMON AND COMMON EQUIVALENT SHARES:

  Weighted average common
    shares                                156,306      156,029      156,175      155,429
  Equivalent common shares
    from stock options                        148          294          147          360
                                         --------     --------     --------     --------
  Common and common equivalent
    shares                                156,454      156,323      156,322      155,789
                                         ========     ========     ========     ========


EARNINGS PER COMMON SHARE:

  Net income per common and
    common equivalent shares             $   0.28     $   0.24     $   0.19     $   0.49
                                         ========     ========     ========     ========

                                                                      EXHIBIT 11
                                                                     Page 2 of 2


                   NEWMONT MINING CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
                        (In thousands, except per share)


FULLY DILUTED EARNINGS PER SHARE CALCULATIONS

                                           Three Months Ended        Nine Months Ended
                                              September 30,             September 30,
                                           1997         1996         1997         1996
                                         --------     --------     --------     --------
INCOME DATA:

  Net income applicable
    to common shares                     $ 43,142     $ 37,617     $ 29,747     $ 77,052
                                         ========     ========     ========     ========


COMMON AND COMMON EQUIVALENT SHARES:

  Weighted average common
    shares                                156,306      156,029      156,175      155,429
  Equivalent common shares
    from stock options                        385          294          385          360
                                         --------     --------     --------     --------
  Common and common equivalent
    shares                                156,691      156,323      156,560      155,789
                                         ========     ========     ========     ========


EARNINGS PER COMMON SHARE:

  Net income per common and
    common equivalent shares             $   0.28     $   0.24     $   0.19     $   0.49
                                         ========     ========     ========     ========





                                       35